Exhibit (h)(8)

Form of

amendment

dated february 1, 2026 to

administrative and shareholder services agreement

for MassMutual Advantage Funds

WHEREAS, MassMutual Advantage Funds (the “Trust”) on behalf of each of its series listed on Exhibit B thereto (each a “Fund”) and MML Investment Advisers, LLC (the “Manager”) have entered into an Administrative and Shareholder Services Agreement dated as of December 1, 2021 (the “Agreement”).

WHEREAS, the Trust, on behalf of each Fund, and the Manager wish to amend the Agreement as follows, pursuant to Article V, Section C:

The following hereby replaces, in its entirety, Exhibit B:

EXHIBIT B

COMPENSATION

	Class I	Class Y	Class A	Class C	Class M1	Class M2
MML Barings Floating Rate Fund	None	0.07%	0.04%	0.03%	None	None
MML Barings Unconstrained Income Fund	None	0.05%	0.06%	0.03%	None	None
MML Clinton Limited Term Municipal Fund	None	0.10%	0.10%	N/A	N/A	N/A
MML Clinton Municipal Credit Opportunities Fund	None	0.10%	0.10%	N/A	N/A	N/A
MML Clinton Municipal Fund	None	0.10%	0.10%	N/A	N/A	N/A

IN WITNESS WHEREOF, the parties hereto have caused this Administrative and Shareholder Services Agreement to be executed as of the day and year first above written.

MASSMUTUAL ADVANTAGE FUNDS
on behalf of its series identified on Exhibit B hereto, as the same may from time to time be amended

By:
Renée Hitchcock
CFO and Treasurer

MML INVESTMENT ADVISERS, LLC

By:
Douglas Steele
President